Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

September 7, 2012

BEGIN SFSA Automatic Redemption Page Index: S&P 500® Total Return Exposure: Short Extended1 Certain iPath ETNs linked to a leveraged participation in the performance of the S&P 500® Total Return, as indicated in the table below, will be automatically redeemed by the issuer, Barclays Bank PLC, at their automatic redemption value on the automatic redemption date. The respective iPath ETN is being redeemed as the result of an automatic termination event occurring on the date listed below, when the intraday indicative note value was equal to or less than the applicable automatic termination level. Please see the relevant prospectus for additional information relating to automatic termination. Ticker Name Automatic Termination Date2 Automatic Termination Level Automatic Redemption Value3 Automatic Redemption Date4 Prospectus SFSA iPath® Short Extended S&P 500® TR Index ETN September 7, 2012 $10 $9.9312 September 14, 2012 Download Implications for Investors Holders of the applicable iPath ETN on the automatic redemption date will receive a cash payment, per ETN, equal to the automatic redemption value. For tax implications of purchasing replacement ETNs offering similar exposure, including the potential application of the wash sale rules, please consult a tax professional. 1 For the iPath Leveraged ETNs, “enhanced” refers to an initial leverage factor of 2 on the date of the ETN’s issuance and “extended” refers to an initial leverage factor of 3 on the date of the ETN’s issuance. Because the leveraged exposure to the underlying index does not reset, investors who invest at a time other than inception of the each respective iPath Leveraged ETN will invest at a different “participation”—or value of the notional exposure per ETN to the performance of the underlying index relative to the value of each ETN—and therefore may have a different leverage ratio than the initial leverage factor. For more information on the participation, see the section entitled “Participation” in the applicable prospectus or the Basics of iPath Leveraged Exchange Traded Notes paper. 2 An automatic termination event occurred because the intraday indicative note value of the relevant series of iPath ETNs was less than or equal to the automatic termination level on the automatic termination date. 3 The automatic redemption value was determined in accordance with the procedures set forth in the prospectus relating to the relevant series of iPath ETNs, available at download. 4 Holders of the ETNs on the automatic redemption date will receive a payment equal to the automatic redemption value on the fifth business day following the automatic termination date.Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-169119

Selected Risk Considerations An investment in the iPath ETNs described herein (the “ETNs”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement. You May Lose Some or All of Your Principal: The ETNs are exposed to any increase in the level of the underlying index between the inception date and the applicable valuation date. Additionally, if the level of the underlying index is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index has decreased. Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs. Automatic Redemption: If specified in the applicable prospectus, Barclays Bank PLC will automatically redeem a series of ETNs (in whole only, but not in part) at the specified automatic redemption value if, on any valuation date prior to or on the final valuation date, the intraday indicative note value of the ETNs becomes less than or equal to the applicable level specified in the prospectus. Market and Volatility Risk: The market value of the ETNs may be influenced by many unpredictable factors and may fluctuate between the date you purchase them and the maturity date or redemption date. You may also sustain a significant loss if you sell your ETNs in the secondary market. Factors that may influence the market value of the ETNs include prevailing market prices of the U.S. stock markets, the index components included in the underlying index, and prevailing market prices of options on such index or any other financial instruments related to such index; and supply and demand for the ETNs, including economic, financial, political, regulatory, geographical or judicial events that affect the level of such index or other financial instruments related to such index. Leverage Risk: Because an investment in the ETNs is leveraged, changes in the level of the underlying index will have a greater impact on the payout on the ETNs than on a payout on securities that are not so leveraged. In particular, any increase in the level of the underlying index will result in a significantly greater decrease in the payment at maturity or upon redemption, and an investor will suffer losses on an investment in the ETNs substantially greater than an investor would if the ETNs did not contain a leverage component. A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs. No Interest Payments from the ETNs: You may not receive any interest payments on the ETNs. Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 25,000 ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement. Uncertain Tax Treatment: Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering.

BlackRock Investments, LLC assists in the promotion of the iPath ETNs. The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs. Standard & Poor’s®, S&P 500®, S&P® and S&P 500® Total Return are registered trademarks of Standard & Poor’s Financial Services, LLC (“S&P”) and have been licensed for use by S&P Dow Jones Indices LLC (“S&P Dow Jones Indices”) and its affiliates and sublicensed for certain purposes by Barclays Bank PLC. The S&P 500® Total Return (the “Index”) is a product of S&P Dow Jones Indices LLC, and has been licensed for use by Barclays Bank PLC. The ETNs are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices or any of their respective affiliates and S&P Dow Jones Indices makes no representation regarding the advisability of investing in the ETNs. © 2012 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. iP-0534-0912 NOT FDIC INSURED · NO BANK GUARANTEE · MAY LOSE VALUE END SFSA Automatic Redemption Page